Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS THIRD
QUARTER 2020 SALES AND EARNINGS
Fort Wayne, IN – October 27, 2020 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported third quarter 2020 GAAP fully diluted earnings per share (EPS) of $0.82, versus a GAAP fully diluted EPS in the third quarter 2019 of $0.72. Third quarter 2020 sales were $351.2 million, compared to 2019 third quarter sales of $348.4 million. Third quarter EPS before the impact of restructuring expenses was $0.83 compared to 2019 third quarter EPS before restructuring of $0.73 (see table below for a reconciliation of GAAP EPS to EPS before restructuring).

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“The third quarter earnings were a record for any quarter in our Company’s history. Our earnings per share before restructuring expense were $0.83 and grew by 14 percent from the third quarter last year. Our 2020 cash flow performance is also a record through three quarters as we achieved free cash flow as a percent of net income of 160 percent compared to approximately 100 percent for the same time last year. Our Water businesses outside the U.S and Canada grew organically by about 15 percent in the quarter, and our U.S and Canada water business grew organically by about 12 percent when you exclude large dewatering pumps that are often purchased for rental fleets. Our distribution business grew by 13 percent organically helped by more favorable weather conditions in much of the United States. Fueling Systems sales declined 12 percent in the third quarter versus third quarter 2019 but improved sequentially from being down 28 percent in the second quarter. The ongoing uncertainty of the global pandemic has slowed the construction of new filling stations. Overall, I’m pleased with how our Company and my 5,500 colleagues are dealing with the current business environment in light of the pandemic and we are optimistic as we wind up 2020 and look forward to 2021.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2020	2019	Change

Net Income attributable to FE Co., Inc. Reported	$38.4	$33.9	13%
Allocated Earnings	$(0.3)	$(0.2)
Earnings for EPS Calculations	$38.1	$33.7	13%

Restructuring (before tax):	$0.4	$0.4

Restructuring, net of tax:	$0.3	$0.3

Earnings Before Restructuring	$38.4	$34.0	13%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2020	2019	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	46.6	46.7	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.82	$0.72	14%

Restructuring Per Share, net of tax	$0.01	$0.01

Fully Diluted EPS Before Restructuring	$0.83	$0.73	14%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q3 2019	$111.4	$30.6	$40.8	$17.0	$199.8	$78.1	$87.0	$(16.5)	$348.4
Q3 2020	$111.5	$30.1	$41.8	$19.5	$202.9	$68.4	$98.0	$(18.1)	$351.2
Change	$0.1	$(0.5)	$1.0	$2.5	$3.1	$(9.7)	$11.0	$(1.6)	$2.8
% Change	—%	(2)%	2%	15%	2%	(12)%	13%		1%

Foreign currency translation	$(0.1)	$(8.3)	$(2.6)	$0.1	$(10.9)	$0.5	$—
% Change	—%	(27)%	(6)%	1%	(5)%	1%	—%

Acquisitions	$1.5	$—	$—	$—	$1.5	$—	$—

Volume/Price	$(1.3)	$7.8	$3.6	$2.4	$12.5	$(10.2)	$11.0
% Change	(1)%	25%	9%	14%	6%	(13)%	13%

Operating Income and Margins
(in millions)	For the Third Quarter 2020
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$36.6	$18.9	$6.4	$(13.5)	$48.4
% Operating Income To Net Sales	18.0%	27.6%	6.5%		13.8%

Restructuring	$0.4	$—	$—	$—	$0.4
Operating Income/(Loss) Before Restructuring	$37.0	$18.9	$6.4	$(13.5)	$48.8
% Operating Income to Net Sales Before Restructuring	18.2%	27.6%	6.5%		13.9%

Operating Income and Margins
(in millions)	For the Third Quarter 2019
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.4	$21.6	$5.9	$(13.2)	$42.7
% Operating Income To Net Sales	14.2%	27.7%	6.8%		12.3%

Restructuring	$0.4	$—	$—	$—	$0.4
Operating Income/(Loss) Before Restructuring	$28.8	$21.6	$5.9	$(13.2)	$43.1
% Operating Income to Net Sales Before Restructuring	14.4%	27.7%	6.8%		12.4%

Water Systems

Water Systems sales in the U.S. and Canada were flat compared to the third quarter 2019. Sales of groundwater pumping equipment increased by about 17 percent and sales of surface pumping equipment increased by about 8 percent versus the third quarter 2019, due to strong end market demand. These increases were offset by lower sales of dewatering equipment, which were down by about 54 percent, due to lower sales in the rental channel.

Water Systems sales in markets outside the U.S. and Canada increased by 3 percent overall. Foreign currency translation decreased sales by 12 percent. Outside the U.S. and Canada, Water Systems organic sales increased by about 15 percent, primarily driven by higher sales in all three major geographic regions: Latin America, Europe, the Middle East and Africa, and the Asia Pacific markets.

Water Systems operating income was $36.6 million in the third quarter 2020, compared to $28.4 million in the third quarter 2019 driven by price realization, product sales mix and cost management.

Fueling Systems

Fueling Systems sales in the U.S. and Canada decreased by about 5 percent compared to the third quarter 2019. The decrease was in all product lines and due to declining demand for new filling stations. Outside the U.S. and Canada, Fueling Systems revenues declined by about 27 percent, driven by lower sales in Asia Pacific, primarily China.

In the third quarter, outside of China, global Fueling Systems sales were down about 7 percent, an improvement from being down about 20 percent in the second quarter. In China, Fueling Systems sales improved sequentially but continue to be less than half of last year’s sales.

Fueling Systems operating income was $18.9 million in the third quarter of 2020, compared to $21.6 million in the third quarter of 2019 driven almost entirely by lower revenues.

Distribution

Distribution sales were a record at $98.0 million in the third quarter 2020, versus third quarter 2019 sales of $87.0 million. The Distribution segment organic sales increased 13 percent compared to the third quarter of 2019. Favorable weather conditions versus the third quarter last year contributed to the revenue growth.

The Distribution segment operating income was $6.4 million in the third quarter of 2020, compared to $5.9 million in the third quarter of 2019.

Overall

The Company’s consolidated gross profit was $124.3 million for the third quarter of 2020, an increase from the third quarter of 2019 gross profit of $117.6 million. The gross profit as a percentage of net sales was 35.4 percent in the third quarter of 2020 versus 33.8 percent in the third quarter of 2019 and improved primarily due to better price realization and product sales mix.

Selling, general, and administrative (SG&A) expenses were $75.5 million in the third quarter of 2020 compared to $74.5 million in the third quarter of 2019. SG&A expenses were higher primarily due to variable compensation expense partially offset by foreign currency translation.

Liquidity

The Company ended the third quarter of 2020 with a cash balance of $114.5 million and generated $118.5 million of free cash flow from operations during the first nine months of 2020, versus free cash flow in the first nine months of 2019 of $75.5 million and had total incremental borrowing capacity of $532 million at September 30, 2020. Free Cash Flow is Net Cash Flows from Operating Activities, less net additions to property, plant, and equipment.

Effects of the Global Pandemic

The top priority of the Company is the health and welfare of its employees and partners around the world. In response to the health risks posed by the Global Pandemic, the Company implemented and has been following the recommended hygiene and social distancing practices promulgated by the United States Centers for Disease Control and the World Health Organization.

The Company’s products and services are generally viewed as essential in most jurisdictions in which the Company operates. All the Company’s global manufacturing and distribution operations are operating with limited disruption.

The primary impacts of the Global Pandemic on the Company’s end markets remain consistent with prior disclosures. Large dewatering equipment sales in the Water Systems segment continue to be depressed and the deferral or cancellation of the construction of new filling stations in the Fueling Systems segment continues. Additionally, the strengthening of the U.S. dollar versus most international currencies has resulted in lower translations of both Net Sales and earnings from many of the Company’s businesses outside the U.S., despite some recent dollar weakening. The Company’s financial results are also impacted negatively by continuing government mandated closures and related customer behaviors.

Commenting on the outlook for 2020 and the Franklin Electric Sustainability Report, Mr. Sengstack said:

“As a result of our record third quarter financial performance, we are raising our full year guidance for both earnings per share and free cash flow. We now believe our full year 2020 earnings per share before restructuring expenses will be between $2.10 and $2.15. Except for large dewatering products, we expect the Water Systems and Distribution segments to continue to have solid top line performance. In Fueling Systems, we expect continued weakness in filling station builds and upgrades globally. We expect our free cash flow as a percent of net income to be over 170 percent for the full year 2020.

Finally, I would like to call your attention to the 2020 Franklin Electric Sustainability Report that will be issued today and available for download on our website. While this report is our first public disclosure of some important environmental and social measurements, principles of sustainability are the foundational tenets of Franklin Electric’s culture and have long contributed to our success: a commitment to safety, ethical compliance with established policies, care for the well-being of our employees, and a history of innovation, environmental protection, continuous improvement and lean manufacturing practices.”

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The third quarter 2020 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/x8hg92en

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 3087669.

A replay of the conference call will be available Tuesday, October 27, 2020 at 12:00 noon ET through noon ET on Tuesday, November 3, 2020, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 3087669.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net sales	$351,190	$348,416	$926,225	$994,471
Cost of sales	226,893	230,793	604,489	667,624
Gross profit	124,297	117,623	321,736	326,847
Selling, general, and administrative expenses	75,472	74,500	223,409	226,581
Restructuring expense	441	404	2,189	1,735
Operating income	48,384	42,719	96,138	98,531
Interest expense	(1,130)	(2,037)	(3,496)	(6,674)
Other income/(expense), net	(463)	(250)	(1,062)	(303)
Foreign exchange income/(expense)	(140)	2,082	(84)	2,166
Income before income taxes	46,651	42,514	91,496	93,720
Income tax expense	8,076	8,439	17,327	17,706
Net income	$38,575	$34,075	$74,169	$76,014
Less: Net (income)/loss attributable to noncontrolling interests	(203)	(168)	(503)	(306)
Net income attributable to Franklin Electric Co., Inc.	$38,372	$33,907	$73,666	$75,708

Income per share:
Basic	$0.82	$0.73	$1.58	$1.62
Diluted	$0.82	$0.72	$1.57	$1.61

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2020	December 31, 2019
ASSETS

Cash and equivalents	$114,480	$64,405
Receivables, net	171,843	173,327
Inventories	289,292	300,246
Other current assets	26,924	29,466
Total current assets	602,539	567,444

Property, plant, and equipment, net	186,767	201,328
Right-of-use asset, net	24,716	27,621
Goodwill and other assets	387,420	398,350
Total assets	$1,201,442	$1,194,743

LIABILITIES AND EQUITY

Accounts payable	$97,638	$82,593
Accrued expenses and other current liabilities	78,300	71,454
Current lease liability	9,540	9,838
Current maturities of long-term debt and short-term borrowings	2,388	21,879
Total current liabilities	187,866	185,764

Long-term debt	91,938	93,141
Long-term lease liability	15,178	17,785
Income taxes payable non-current	11,965	11,965
Deferred income taxes	25,165	27,598
Employee benefit plans	36,354	38,288
Other long-term liabilities	20,785	21,769

Redeemable noncontrolling interest	(251)	(236)

Total equity	812,442	798,669
Total liabilities and equity	$1,201,442	$1,194,743

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net income	$74,169	$76,014
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	26,917	27,705
Non-cash lease expense	8,478	7,640
Share-based compensation	8,312	7,459
Other	(622)	(1,747)
Changes in assets and liabilities:
Receivables	(5,147)	(27,170)
Inventory	4,322	(19,841)
Accounts payable and accrued expenses	26,069	27,391
Operating leases	(8,478)	(7,637)
Other	(312)	411
Net cash flows from operating activities	133,708	90,225

Cash flows from investing activities:
Additions to property, plant, and equipment	(15,239)	(15,591)
Proceeds from sale of property, plant, and equipment	28	866
Acquisitions and investments	(6,089)	(20,871)
Other investing activities	(74)	8
Net cash flows from investing activities	(21,374)	(35,588)

Cash flows from financing activities:
Change in debt	(20,748)	(31,659)
Proceeds from issuance of common stock	3,014	2,331
Purchases of common stock	(19,091)	(10,301)
Dividends paid	(21,641)	(20,919)
Purchase of redeemable non-controlling shares		(487)
Net cash flows from financing activities	(58,466)	(61,035)
Effect of exchange rate changes on cash	(3,793)	(4,970)
Net change in cash and equivalents	50,075	(11,368)
Cash and equivalents at beginning of period	64,405	59,173
Cash and equivalents at end of period	$114,480	$47,805

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.